Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
October 29, 2019	Düsseldorf	San Diego
	Frankfurt	San Francisco
Ventas, Inc.	Hamburg	Seoul
353 N. Clark Street, Suite 3300	Hong Kong	Shanghai
Chicago, Illinois 60654	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
Re: Registration Statement on Form S-3	Madrid	Washington, D.C.
Milan

Ladies and Gentlemen:

We have acted as special counsel to Ventas, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 2,992,131 shares of common stock, $0.25 par value per share (the “Shares”), to the holders of Class A limited partnership units (“Class A Units”) of NHP/PMB L.P., a Delaware partnership and subsidiary of the Company (the “Partnership”), upon redemption of such Class A Units by the holders thereof in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, which, with your consent, we have assumed is (i) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (ii) in full force and effect, and (iii) the entire agreement of the parties pertaining to the subject matter thereof (the “Partnership Agreement”). The Shares are included in a registration statement on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2019.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares are issued and delivered by the Company in accordance with the terms and conditions set forth in the Partnership Agreement and in the manner contemplated by and in accordance with the Registration Statement, the issue of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Offered Securities.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,